IRREVOCABLE PROXY

            The undersigned hereby constitutes and appoints Ranger Industries, Inc., a Connecticut corporation (the "Parent"), or any of its nominees, as agent and irrevocable proxy with full power of substitution and resubstitution, for, and in the name of the undersigned, to vote and act (by written consent or otherwise), express consent or dissent, or otherwise to utilize such voting power with respect to all of the shares of Bumgarner Enterprises, Inc., a Florida corporation (the "Company") that undersigned owns and has the right to vote (the "Shares"), at any meeting of the shareholders of or by written consent in lieu of any meetings appear, in the same way that the undersigned might do and with the same powers, with respect to the following matters, for the purpose of enforcing the Agreement and Plan of Merger and Reorganization of even date herewith (the "Merger Agreement"), the terms and conditions of which are incorporated herein in full by reference, between Parent, BEI Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of the Parent (the "Merger Sub"), and the Company, providing for, among other things, the making of a cash tender offer by Company for up to 4,225,000 shares of common stock of Parent, and merger of the Company with Merger Sub:

      (i) in favor of the merger pursuant to the Merger Agreement and the Merger Agreement

      (ii) against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement, against any change in the directors of Company, against any change in the present capitalization of Company, against any amendment to Company's certificate of incorporation or bylaws which in each case could reasonable be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of the transactions being consummated; and

      (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement

      The undersigned hereby revokes any and all previous proxies granted with respect to the Shares.

      The powers of Parent and proxy shall include (without limiting his general powers hereunder) the power to receive and waive any notice of any meeting on behalf of the undersigned.

      The undersigned hereby ratifies and confirms all that Company or its nominee shall do in the name, place and stead of the undersigned pursuant hereto.

      For Shares as to which the undersigned is the beneficial but not the record owner, the undersigned agrees to cause any record owner of those Shares to grant to Parent an irrevocable proxy to the same effect.

      This irrevocable proxy is granted herein to secure the performance of the duties of the undersigned under the Merger Agreement and does not relieve the undersigned of his obligations under the foregoing agreement.

      This irrevocable proxy is irrevocable until the termination of the Merger Agreement in accordance with its terms. The undersigned shall take further actions or execute other instruments as may be necessary to effectuate the intent of this Irrevocable Proxy.









                            [Signature Page Follows]

            IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as its legally binding obligation this 29th day of December, 2000.




/s/ Charles Masters
-------------------
Charles Masters



                                                Witnessed by:


                                                /s/ Richard B. Masters
                                                ------------------------









                      [Signature Page to Irrevocable Proxy]